Exhibit 21.1
Subsidiaries of the Registrant

Name	Domicile
Windstream Communications, Inc.	DE
Alltel Communications Products, Inc.	OH
Alltel Communications Products International, Inc.	OH
Alltel Publishing Corporation	OH
Alltel Ohio, Inc.	OH
Alltel Alabama, Inc.	AL
Alltel Arkansas, Inc.	AR
Alltel Oklahoma, Inc.	AR
Kentucky Alltel, Inc.	DE
Alltel Nebraska, Inc.	DE
Alltel Florida, Inc.	FL
Alltel Georgia, Inc.	GA
Alltel Georgia Communications Corp.	GA
Western Reserve Telephone Company	OH
Accucomm Telecommunications, Inc.	GA
Georgia Telephone Corporation	GA
Standard Telephone Company	GA
Alltel Kentucky, Inc.	KY
Georgia Alltel Telecom, Inc.	MI
Alltel Missouri, Inc.	MO
Alltel Mississippi, Inc.	MS
Alltel Carolina, Inc.	NC
Alltel Communications of the Midwest, Inc.	NE
Alltel Communications Holding of the Midwest, Inc.	NE
Alltel New York, Inc.	NY
Oklahoma Alltel, Inc.	OK
Alltel Pennsylvania, Inc.	PA
Alltel South Carolina, Inc.	SC
Texas Alltel, Inc.	TX
Sugar Land Telephone Company	TX